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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of RoTech Medical Corporation of our report dated December 3, 1993 relating to the financial statements of Taylor Home Health, a business unit of Taylor Medical, Inc., which appears in the Current Report on Form 8-KA of RoTech Medical Corporation dated July 1, 1994 as filed with the Securities and Exchange Commission on September 10, 1994. We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP

Houston, Texas
May 2, 1995